Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
Mark.Haden@Bunge.com

Media Contact:	Susan Burns
Bunge Limited
914-684-3246
Susan.Burns@Bunge.com

http://www.bunge.com

Bunge Reports Fourth Quarter and Year-end Results

White Plains, NY — February 4, 2010 — Bunge Limited (NYSE:BG)

•                  Challenging fourth quarter and year in fertilizer

•                  Agribusiness results were lower than expected in the quarter, but solid for the year

•                  Edible oils performed well in the quarter and had a strong year

•                  Positive outlook for 2010

•          Financial Highlights

(In millions, except per share data and percentages)

	Quarter Ended			Year Ended
	12/31/09	12/31/08	% Change	12/31/09	12/31/08	% Change
Volumes (metric tons)	33,702	35,961	(6)%	141,301	138,463	2%
Net sales	$10,436	$10,943	(5)%	$41,926	$52,574	(20)%
Total segment EBIT (1,2)	$18	$(404)	n/m	$443	$1,363	(67)%
Agribusiness	$60	$(86)	n/m	$820	$949	(14)%
Fertilizer	$(174)	$(289)	40%	$(616)	$321	n/m
Edible Oil Products	$114	$(47)	n/m	$181	$(11)	n/m
Milling Products	$18	$18	—%	$58	$104	(44)%

Net income (loss) attributable to Bunge (2)	$11	$(210)	n/m	$361	$1,064	(66)%
(Loss) Earnings per common share- diluted (2,3)	$(0.21)	$(1.89)	89%	$2.22	$7.73	(71)%

(1)  Total segment earnings before interest and tax (“EBIT”) is a non-GAAP financial measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including a reconciliation to net income attributable to Bunge, is included in the tables attached to this press release.

(2)  Bunge’s results included certain gains and charges that may be of interest to investors. See the Additional Financial Information section included in the tables attached to this press release for more information.

(3)  See Note 2 to the consolidated statements of income attached to this press release for information on the calculation of diluted earnings per share.

•          Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer stated, “Bunge’s earnings in the fourth quarter represent a disappointing end to a mixed, and ultimately challenging, year for Bunge.  In 2009, fertilizer generated significant losses, which stemmed from a difficult market characterized by high-cost inventory and a weak price environment.  We performed well in agribusiness, however, and produced strong results in edible oils.

“2009—along with the first weeks of 2010—was also a time of significant strategic moves for Bunge.  We made investments in our core businesses by starting construction on an export grain elevator in the U.S. and a soybean processing plant in Vietnam, and by acquiring Raisio’s margarine businesses in Finland and Poland.  These additions will enhance our ability to supply growing markets in Asia and tap into new markets in Europe, while improving our overall efficiency.  And we acquired the Argentine fertilizer business of Petrobras, which expanded our product portfolio in Argentina and will strengthen our relationships with farmers.

“We also expanded further in sugar & bioenergy by entering into agreements to acquire Moema.  This transaction will increase our sugarcane milling capacity to approximately 20 million tons.  As a result, we expect this business to make a significant contribution to our top and bottom lines in 2010.  Lastly, we agreed to sell our fertilizer nutrients assets to realize the full value of this business today.  This sale will also provide the financial flexibility to redeploy capital in our core businesses and in complementary value chains, where we see a number of opportunities.

“Of course, divesting our nutrients assets alters the profile of our fertilizer business.  Moving forward, this business, which serves as a valuable complement to our agribusiness operations, will continue to make a meaningful, albeit smaller, contribution to our overall results.  We have made changes to the retail business in Brazil with an aim to reduce risks associated with price and foreign exchange volatility.  We have consolidated responsibility for raw material sourcing and end product sales, and we are working to reduce lead times on purchases and adjust our cost structure.

“2010 should be a good year for Bunge, with solid performances from our businesses.  We will continue to focus on our strategy and seek to generate greater shareholder value by building on our global asset network and leveraging our commercial, logistics and risk management expertise across greater volumes and more products.”

•          Fourth Quarter Results

Agribusiness

While an improvement over last year, agribusiness results were weaker than expected in the quarter.  Our U.S. and European businesses performed well, benefiting from the tight soybean supply situation in South America.  However, due to this supply shortage, the whole South American value chain — consisting of grain origination, oilseed processing and distribution — generated a loss, largely offsetting these results.

Fourth quarter EBIT included charges of $26 million related to impairments of long-term assets, including real estate and an equity investment in biodiesel.  Fourth quarter EBIT in 2008 included charges of approximately $203 million related to counterparty risk provisions and impairment and restructuring costs.

Fertilizer

The operating loss in the quarter was due to the continued mismatch between current market prices, which were lower than expected, and inventory costs, which negatively impacted margins.  Higher volumes in the quarter reflected a return to a more traditional seasonal sales pattern in which Brazilian farmers purchase more of their fertilizer needs in the second half of the year closer to when they plant their crops.

Edible Oil Products

Compared to a particularly weak prior-year period, results were higher in all regions of the world primarily due to higher margins resulting from improved pricing, better product mix and lower inventory costs.   Improved performance in Brazil and the addition of Raisio to our European business contributed to higher results in margarine.  In the quarter, Bunge reported a gain of $66 million on the sale of its joint venture interest in Saipol.

Milling Products

Higher corn milling results due to increased volumes were offset by lower wheat milling margins due to increased local competition as a result of a large Brazilian wheat crop.

Financial Costs

Interest expense decreased slightly in the quarter due to lower average debt levels.

Income Taxes

For the year ended December 31, 2009, Bunge reported an income tax benefit of $110 million which resulted primarily from losses in our Brazilian fertilizer business.  This compares to an income tax expense of $245 million for the same period in 2008.

Cash Flow

Cash flow from operating activities in the fourth quarter of 2009 was $179 million compared to $816 million last year.  For the year ended December 31, 2009, cash flow was negative $368 million compared to a positive $2.5 billion last year.  The negative cash flow in 2009 primarily reflects lower earnings and accounts payable in fertilizer.

•          Outlook

Jacqualyn Fouse, Chief Financial Officer, stated, “2010 should be a good year for Bunge.  Record harvests in North America and projections for record soybean production in South America, combined with an improved global demand picture should result in higher volumes for agribusiness and food & ingredients.  After two lackluster years of fertilizer demand in Brazil, we expect industry NPK retail volume to grow 2-4%.  And in sugar & bioenergy, we will have the incremental contribution from the Moema acquisition following the closing of the transaction.

“In consideration of this outlook, our 2010 full-year earnings guidance is $5.75 to $6.25 per share. This fully diluted per share guidance is based on an estimated weighted average of 161 million shares outstanding, which includes assumed dilution relating to our convertible preference shares. This guidance assumes that Bunge will complete the Moema acquisition in February and issue approximately 10.8 million common shares for ownership of five sugarcane mills with total annual capacity of 13.7 million tons.

“Additionally, our 2010 guidance includes the following:

— Depreciation, Depletion and Amortization: $450 to $500 million.

— Capital Expenditures: $750 to $850 million, of which approximately 25% will be invested in maintenance, safety and environmental projects.

— Tax Rate: 18% to 22%.

The guidance provided above excludes the fertilizer nutrients business and the gain on the sale of that business, which is expected to close in the second quarter of the year.”

Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EST on February 4 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of the fourth quarter financial results can be found in the “Investor Information” section of our Web site, http://www.bunge.com, under “Investor Presentations.”

To listen to the conference call, please dial (877) 874-1565.  If you are located outside of the United States or Canada, dial (719) 325-4757.  Please dial in five to 10 minutes before the scheduled start time. When prompted, enter confirmation code 3899649. The conference call will also be available live on the company’s Web site at http://www.bunge.com/.

To access the webcast, click the “Investor Information” link on the Bunge homepage, then select “Webcasts and News Alerts.”  Click on the link for the “Q4 2009 Bunge

Limited Conference Call,” and follow the prompts to join the call. Please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay of the call will be available later in the day on February 4, 2010, and continuing through March 6, 2010.  To listen to the replay, please dial (888) 203-1112 or, if located outside of the United States or Canada, dial (719) 457-0820.  When prompted, enter confirmation code 3899649.  A rebroadcast of the conference call will also be available on the company’s Web site.  To locate the rebroadcast, click on the “Investor Information” link on the Bunge homepage, then select “Audio Archives.”  Follow the prompts to access the replay.

About Bunge Limited

Bunge Limited (http://www.bunge.com/, NYSE: BG) is a leading global agribusiness and food company founded in 1818 and headquartered in White Plains, New York.  Bunge’s 25,000 employees in over 30 countries enhance lives by improving the global agribusiness and food production chain.  The company supplies fertilizer to farmers; originates, transports and processes oilseeds, grains and other agricultural commodities; produces food products for commercial customers and consumers; and supplies raw materials and services to the biofuels industry.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements.  All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities.  We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions.  These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business, fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally.  The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

###

Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on total segment EBIT, (loss) income from operations before income tax, net income (loss) attributable to Bunge and (loss) earnings per share for the quarter and year ended December 31, 2009 and 2008.

(In millions, except per share data)	Total Segment EBIT		(Loss) Income From Operations Before Income Tax		Net Income (Loss) Attributable to Bunge		(Loss) Earnings Per Share– Diluted
Quarter Ended December 31:	2009	2008	2009	2008	2009	2008	2009	2008

Impairment and restructuring charges (1)	$(26)	$(20)	$(26)	$(20)	$(20)	$(18)	$(0.15)	$(0.15)
Gain on asset acquisitions / dispositions (2)	66	15	—	15	66	11	0.49	0.09
Total	$40	$(5)	$(26)	$(5)	$46	$(7)	$0.34	$(0.06)

(In millions, except per share data)	Total Segment EBIT		(Loss) Income From Operations Before Income Tax		Net Income (Loss) Attributable to Bunge		(Loss) Earnings Per Share– Diluted
Year Ended December 31:	2009	2008	2009	2008	2009	2008	2009	2008

Transactional tax credit (3)	$32	$190	$32	$190	$21	$131	$0.16	$0.95
Impairment and restructuring charges (1)	(26)	(20)	(26)	(20)	(20)	(18)	(0.16)	(0.13)
Gain on asset acquisitions / dispositions (2)	66	29	66	29	66	20	0.52	0.15
Total	$72	$199	$72	$199	$67	$133	$0.52	$0.97

(1)          Impairment pretax charges recorded in selling, general and administrative expenses in the quarter and year ended December 31, 2009 consisted of $10 million, which related to an equity investment in biodiesel, and $16 million, which related to real estate, in the agribusiness segment.  Impairment and restructuring pretax charges recorded in cost of goods sold in the quarter and year ended December 31, 2008 consisted of $18 million in the agribusiness segment and $2 million in the edible oil products segment.

(2)          In the fourth quarter of 2009, Bunge recorded a gain of $66 million, net of tax of $3 million, in equity in earnings of affiliates on the sale of its 33.34% interest in Saipol, a joint venture in its edible oil products segment.  In 2008, Bunge recorded a gain of $14 million on a sale of land in its edible oil products segment and a gain of $15 million related to the acquisition of certain sugar assets in its agribusiness segment.

(3)          In the second quarter of 2009, Bunge reversed a $32 million provision recorded in selling, general and administrative expenses, related to transactional taxes in its fertilizer segment, which resulted from new Brazilian legislation.  As a result of favorable rulings related to certain transactional taxes in Brazil, which were accrued and paid in past years, in 2008 Bunge recorded $117 million and $11 million in cost of goods sold in its agribusiness and its milling products segments, respectively, pertaining to transactional tax credits on sales and $60 million and $2 million in selling, general and administrative expenses in its agribusiness and edible oil products segment, respectively, pertaining to transactional tax credits on financial transactions.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data and percentages)

(Unaudited)

	Quarter Ended December 31,		Percent	Year Ended December 31,		Percent
	2009	2008	Change	2009	2008	Change

Net sales	$10,436	$10,943	(5)%	$41,926	$52,574	(20)%
Cost of goods sold	(10,122)	(10,434)	3%	(40,722)	(48,538)	16%

Gross profit	314	509	(38)%	1,204	4,036	(70)%
Selling, general and administrative expenses	(390)	(369)	(6)%	(1,342)	(1,613)	17%
Interest income	26	55	(53)%	122	214	(43)%
Interest expense (Note 1)	(71)	(76)	7%	(283)	(361)	22%
Foreign exchange gain (loss)	(1)	(543)		469	(749)
Other income (expense)-net	(13)	23		(25)	10

(Loss) income from operations before income tax	(135)	(401)	66%	145	1,537	(91)%
Income tax benefit (expense)	58	214		110	(245)

(Loss) income from operations after income tax	(77)	(187)	59%	255	1,292	(80)%
Equity in earnings of affiliates	69	7	886%	80	34	135%

Net (loss) income	(8)	(180)	96%	335	1,326	(75)%
Net loss (income) attributable to noncontrolling interest	19	(30)		26	(262)

Net income (loss) attributable to Bunge	11	(210)	n/m	361	1,064	(66)%
Convertible preference share dividends	(39)	(20)		(78)	(78)
Net (loss) income available to Bunge common shareholders	$(28)	$(230)	88%	$283	$986	(71)%

(Loss) Earnings per common share — diluted (Note 2):
(Loss) Earnings to Bunge common shareholders	$(0.21)	$(1.89)	89%	$2.22	$7.73	(71)%

Weighted—average common shares outstanding-diluted (Note 2)	134,084,639	121,627,504		127,669,822	137,591,266

Note 1:          Includes interest expense on readily marketable inventories of $22 million and $19 million for the quarter ended December 31, 2009 and 2008, respectively, and $84 million and $112 million for the year ended December 31, 2009 and 2008, respectively.

Note 2:          Weighted-average common shares outstanding-diluted for the quarter and year ended December 31, 2009 excludes the dilutive effect of approximately 14.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effect of the conversion would not have been dilutive.  Weighted-average common shares outstanding-diluted for the quarter ended December 31, 2009 also excludes the dilutive effect of approximately 2 million outstanding stock options and contingently issuable restricted stock units because the effect of the conversion would not have been dilutive.  Weighted-average common shares outstanding-diluted for the quarter and twelve months ended December 31, 2008 includes the dilutive effect of approximately 14.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effect of the conversion would have been dilutive.

CONSOLIDATED SEGMENT INFORMATION

(In millions, except volumes and percentages)

(Unaudited)

Set forth below is a summary of certain items in our consolidated statements of income and volumes by reportable segment.

	Quarter Ended December 31,		Percent	Year Ended December 31,		Percent
	2009	2008	Change	2009	2008	Change
Volumes (in thousands of metric tons):
Agribusiness	27,924	31,160	(10)%	119,647	117,661	2%
Fertilizer	3,333	2,386	40%	11,634	11,134	4%
Edible oil products	1,447	1,455	(1)%	5,688	5,736	(1)%
Milling products	998	960	4%	4,332	3,932	10%
Total	33,702	35,961	(6)%	141,301	138,463	2%

Net sales:
Agribusiness	$7,441	$7,794	(5)%	$30,511	$36,688	(17)%
Fertilizer	974	985	(1)%	3,704	5,860	(37)%
Edible oil products	1,650	1,805	(9)%	6,184	8,216	(25)%
Milling products	371	359	3%	1,527	1,810	(16)%
Total	$10,436	$10,943	(5)%	$41,926	$52,574	(20)%

Gross profit:
Agribusiness	$308	$286	8%	$1,379	$2,029	(32)%
Fertilizer	(172)	135	n/m	(739)	1,449	n/m
Edible oil products	138	50	176%	412	356	16%
Milling products	40	38	5%	152	202	(25)%
Total	$314	$509	(38)%	$1,204	$4,036	(70)%

Selling, general and administrative expenses:
Agribusiness	$(241)	$(217)	(11)%	$(758)	$(858)	12%
Fertilizer	(41)	(41)	—%	(192)	(284)	32%
Edible oil products	(85)	(90)	6%	(296)	(368)	20%
Milling products	(23)	(21)	(10)%	(96)	(103)	7%
Total	$(390)	$(369)	(6)%	$(1,342)	$(1,613)	17%

Foreign exchange gain (loss):
Agribusiness	$(8)	$(165)		$218	$(198)
Fertilizer	10	(361)		256	(530)
Edible oil products	(3)	(18)		(4)	(22)
Milling products	—	1		(1)	1
Total	$(1)	$(543)		$469	$(749)

Equity in earnings of affiliates:
Agribusiness	$10	$(3)	n/m	$3	$6	(50)%
Fertilizer	(14)	1	n/m	(13)	7	n/m
Edible oil products	72	8	800%	86	17	406%
Milling products	1	1	—%	4	4	—%
Total	$69	$7	886%	$80	$34	135%

Noncontrolling interest:
Agribusiness	$(8)	$(1)		$(20)	$(24)
Fertilizer	51	(29)		87	(323)
Edible oil products	(4)	(1)		(10)	(8)
Milling products	—	—		—	—
Total	$39	$(31)		$57	$(355)

	Quarter Ended December 31,		Percent	Year Ended December 31,		Percent
	2009	2008	Change	2009	2008	Change
Other income/(expense):
Agribusiness	$(1)	$14		$(2)	$(6)
Fertilizer	(8)	6		(15)	2
Edible oil products	(4)	4		(7)	14
Milling products	—	(1)		(1)	—
Total	$(13)	$23		$(25)	$10

Segment earnings before interest and tax:
Agribusiness	$60	$(86)	n/m	$820	$949	(14)%
Fertilizer	(174)	(289)	40%	(616)	321	n/m
Edible oil products	114	(47)	n/m	181	(11)	n/m
Milling products	18	18	—%	58	104	(44)%
Total (Note 1)	$18	$(404)	n/m	$443	$1,363	(67)%

Reconciliation of total segment earnings before interest and tax:
Total segment earnings before interest and tax	$18	$(404)		$443	$1,363
Interest income	26	55		122	214
Interest expense	(71)	(76)		(283)	(361)
Income tax benefit (expense)	58	214		110	(245)
Noncontrolling interest share of interest and tax	(20)	1		(31)	93
Net income (loss) attributable to Bunge	$11	$(210)		$361	$1,064

Depreciation, depletion and amortization:
Agribusiness	$(53)	$(42)	(26)%	$(194)	$(186)	(4)%
Fertilizer	(43)	(31)	(39)%	(149)	(161)	7%
Edible oil products	(21)	(18)	(17)%	(73)	(74)	1%
Milling products	(7)	(4)	(75)%	(27)	(18)	(50)%
Total	$(124)	$(95)	(31)%	$(443)	$(439)	(1)%

Note 1:          Total segment earnings before interest and tax (“EBIT”) is a non-GAAP measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including the reconciliation to net income attributable to Bunge, is included under the caption “Reconciliation of Non-GAAP Measures.”

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$553	$1,004
Trade accounts receivable	2,363	2,350
Inventories (1)	4,862	5,653
Deferred income taxes	506	268
Other current assets (2)	3,499	3,901
Total current assets	11,783	13,176

Property, plant and equipment, net	5,347	3,969
Goodwill	407	325
Other intangible assets, net	190	107
Investments in affiliates	622	761
Deferred income taxes	979	864
Other non-current assets	1,958	1,028
Total assets	$21,286	$20,230

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$166	$473
Current portion of long-term debt	31	78
Trade accounts payable	3,275	4,158
Deferred income taxes	100	104
Other current liabilities	2,635	3,261
Total current liabilities	6,207	8,074

Long-term debt	3,618	3,032
Deferred income taxes	183	132
Other non-current liabilities	913	864

Total Bunge shareholders’ equity	9,494	7,436
Noncontrolling interest	871	692
Total equity	10,365	8,128
Total liabilities and shareholders’ equity	$21,286	$20,230

Note 1:          Includes readily marketable inventories of $3,380 million and $2,741 million at December 31, 2009 and December 31, 2008, respectively.

Note 2:          Includes marketable securities of $15 million and $14 million at December 31, 2009 and December 31, 2008, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Year Ended December 31,
	2009	2008
OPERATING ACTIVITIES
Net income	$335	$1,326
Adjustments to reconcile net income to cash (used for) provided by operating activities:
Foreign exchange (gain) loss on debt	(606)	472
Impairment of assets	31	18
Bad debt expense	55	69
Depreciation, depletion and amortization	443	439
Stock-based compensation expense	17	66
Gain on sale of assets	(4)	(14)
Recoverable taxes provision	61	(9)
Deferred income taxes	(204)	(251)
Equity in earnings of affiliates	(80)	(34)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	242	(338)
Inventories	1,636	(905)
Prepaid commodity purchase contracts	86	300
Secured advances to suppliers	221	(143)
Trade accounts payable	(1,427)	1,161
Advances on sales	(8)	(106)
Recoverable taxes	(471)	(428)
Unrealized net gain/loss on derivative contracts	(175)	184
Margin deposits	(229)	8
Accrued liabilities	(56)	207
Other—net	(235)	521
Cash (used for) provided by operating activities	(368)	2,543
INVESTING ACTIVITIES
Payments made for capital expenditures	(918)	(896)
Acquisitions of businesses (net of cash acquired)	(136)	(131)
Investments in affiliates	(8)	(71)
Related party (loans) repayments	(22)	47
Proceeds from disposal of property, plant and equipment	36	39
Proceeds from (payments for) investments	96	(94)
Cash used for investing activities	(952)	(1,106)
FINANCING ACTIVITIES
Net repayments in short-term debt with maturities of 90 days or less	(342)	(687)
Proceeds from short-term debt with maturities greater than 90 days	1,140	1,887
Repayments of short-term debt with maturities greater than 90 days	(1,164)	(1,206)
Proceeds from long-term debt	2,899	1,967
Repayment of long-term debt	(2,367)	(2,819)
Proceeds from sale of common shares	763	7
Dividends paid to preference shareholders	(78)	(81)
Dividends paid to common shareholders	(103)	(87)
Dividends paid to noncontrolling interest	(17)	(154)
Capital contributions from noncontrolling interest	87	27
Return of capital to noncontrolling interest	(44)	—
Cash provided by (used for) financing activities	774	(1,146)
Effect of exchange rate changes on cash and cash equivalents	95	(268)
Net (decrease) increase in cash and cash equivalents	(451)	23
Cash and cash equivalents, beginning of period	1,004	981
Cash and cash equivalents, end of period	$553	$1,004

Reconciliation of Non-GAAP Measures

This earnings release contains total segment earnings before interest and tax (“EBIT”), which is “non-GAAP financial measures” as this term is defined in Regulation G of the Securities Exchange Act of 1934.  In accordance with Regulation G, Bunge has reconciled this non-GAAP financial measure to the most directly comparable U.S. GAAP measures.

Total segment earnings before interest and tax

Total segment EBIT is consolidated net income (loss) attributable to Bunge excluding interest income and expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income (loss) attributable to Bunge, the most directly comparable GAAP financial measure.  Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes EBIT is a useful measure of its segments’ operating profitability, since the measure reflects equity in earnings of affiliates and minority interest and excludes income tax.  Income tax is excluded as management believes income tax is not material to the operating performance of its segments.  In addition, interest income and expense have become less meaningful to the segments’ operating activities.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) attributable to Bunge or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income (loss) attributable to Bunge:

	Quarter Ended December 31,		Year Ended December 31,
(In millions)	2009	2008	2009	2008
Total segment EBIT	$18	$(404)	$443	$1,363
Interest income	26	55	122	214
Interest expense	(71)	(76)	(283)	(361)
Income tax benefit (expense)	58	214	110	(245)
Noncontrolling interest share of interest and tax	(20)	1	(31)	93
Net income (loss) attributable to Bunge	$11	$(210)	$361	$1,064